UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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BIDZ.com, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BIDZ.com, Inc.
3562 Eastham Drive
Culver City, California 90232

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 3, 2010

The Annual Meeting of Stockholders of BIDZ.com, Inc. will be held on June 3, 2010, at 10:00 a.m., at the Company’s offices, 3562 Eastham Drive, Culver City, California 90232, to consider and act upon the following matters:

1.             To elect two Class I directors to serve for a three-year term expiring in 2013. Our Board of Directors intends to present the following nominees for election as Class I directors: Peter G. Hanelt and David Zinberg.

2.             To ratify the appointment of Stonefield Josephson, Inc. as our independent auditor for the fiscal year ending December 31, 2010.

3.             To transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on April 15, 2010, are entitled to notice of and to vote at the Annual Meeting of Stockholders and any adjournment thereof.

All stockholders are cordially invited to attend the meeting and vote in person.  To assure your representation at the meeting, however, you are urged to mark, sign, date, and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose.  You may also vote your proxy by calling the toll-free telephone number shown on your proxy card or by visiting the Internet website address shown on your proxy card. If you attend the meeting, you may revoke your proxy and vote in person.

By Order of the Board of Directors,

/s/ Lawrence Y. Kong
Lawrence Y. Kong,
Secretary

Culver City, California
April 30, 2010

IMPORTANT

PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE, OR VOTE OVER THE INTERNET OR BY TELEPHONE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.  IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON. THANK YOU FOR ACTING PROMPTLY.

BIDZ.com, Inc.

3562 Eastham Drive

Culver City, California 90232

ANNUAL MEETING OF STOCKHOLDERS

JUNE 3, 2010

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is furnished by the Board of Directors of Bidz.com, Inc. (“Bidz” or the “Company” or “we” or “us”), a Delaware corporation, to be used in voting at the Annual Meeting of Stockholders and at any adjournment of such meeting (the “Annual Meeting”).  The Annual Meeting will be held at 10:00 a.m., local time, June 3, 2010, at the Company’s office, 3562 Eastham Drive, Culver City, California 90232.  Directions to attend the Annual Meeting can be found on our website, www.bidz.com. The Annual Meeting is being held for the purpose set forth in the accompanying Notice of Annual Meeting of Stockholders.  The Proxy Statement, the accompanying proxy card and the Notice of Annual Meeting of Stockholders were first mailed to stockholders entitled to vote at the meeting beginning on or about April 30, 2010.  Our annual report to stockholders for 2009 accompanies the Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 3, 2010. Our Proxy Statement and our 2009 Annual Report to Stockholders are available at http://investors.bidz.com/sec.cfm. This website address contains the following documents: the Notice of the Annual Meeting, our Proxy Statement and our 2009 Annual Report to Stockholders. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

RECORD DATE AND OUTSTANDING SHARES

The record date for determining stockholders entitled to notice of, and to vote at the Annual Meeting was the close of business on April 15, 2010, at which time we had issued and outstanding approximately 21,836,951 shares of common stock, par value $.001 per share.  Each share of common stock outstanding on the record date is entitled to one vote on each matter presented. The shares of common stock held in our treasury will not be voted at the annual meeting.

HOW YOU CAN VOTE

You are eligible to vote at the Annual Meeting using one of four methods:

•                                          Voting in Person. To vote in person, you must attend the annual meeting and follow the procedures for voting announced at the annual meeting. Please note that if your shares are held by a broker, bank or other nominee, you must present a legal proxy from such broker, bank or nominee in order to be able to vote at the annual meeting;

•                                          Voting by Mail. To vote by mail, simply mark the enclosed proxy card, date and sign it and return it in the postage-paid envelope provided;

•                                          Voting by Telephone. To vote by telephone, call the toll-free number on the enclosed proxy card; or

•                                          Voting by Internet. To vote via the Internet, use the website indicated on the enclosed proxy card, which is available 24 hours a day.

The Internet and telephone voting procedures are designed to authenticate your identity, to allow you to vote your shares and to confirm that your voting instructions have been properly recorded. Specific instructions are set forth on the enclosed proxy card. In order to be timely processed, an Internet or telephone vote must be received by 11:59 p.m. Eastern Time on June 2, 2010. If you vote via the Internet or by telephone, you may incur costs such as usage charges from telephone companies or Internet service providers and you must bear these costs. Please note that while all stockholders may vote in person or by mail, certain banks and brokerages do not allow for voting by telephone or via the Internet. Regardless of the method you choose, your vote is important. Please vote by following the specific instructions on your proxy card.

QUORUM AND VOTING REQUIREMENTS

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total number of shares entitled to vote is necessary to constitute a quorum for the transaction of business at the meeting.  Each share of common stock held of record on the record date is entitled to one vote on each matter to be considered at the Annual Meeting.  The election of directors requires a plurality of the votes cast, and the ratification of the appointment of our independent auditor for the fiscal year ending December 31, 2010, requires the affirmative vote of holders representing a majority of shares of common stock, in each case present in person or by proxy at the Annual Meeting at which a quorum is present.

Shares of common stock represented by all properly executed proxies received in time for the Annual Meeting will be voted, unless revoked, in accordance with the choices specified in the proxy.

If no choices are indicated on the proxy, the shares will be voted FOR the election of the nominees named in this Proxy Statement as directors, and FOR the ratification of the appointment of Stonefield Josephson, Inc., as our independent auditor for the fiscal year ending December 31, 2010.

Any broker holding shares of record for you is not entitled to vote on certain non-routine matters, including Proposal 1, the election of directors, unless the broker receives voting instructions from you. Uninstructed shares, or broker non-votes, result when shares are held by a broker who has not received instructions from its customer on such matters and the broker has so notified us on a proxy form in accordance with industry practice or has otherwise advised us that the broker lacks voting authority. With respect to any proposal that a broker has discretion to act upon in the absence of voting instructions from the beneficial owner, the broker may vote such shares absent specific voting instructions. Therefore, with respect to Proposal 2, the ratification of the appointment of our independent auditor, as to which brokers have the discretionary power to vote, brokers may vote such shares absent specific voting directions from the beneficial owners of such shares.

The giving of the enclosed proxy does not preclude the right to vote in person should the stockholder giving the proxy so desire. A proxy may be revoked at any time prior to its exercise by delivering a written statement to our Secretary that the proxy is revoked. A proxy may also be revoked by presenting to us a later-dated proxy executed by the person executing the prior proxy, or by attending the Annual Meeting and voting in person.

Under Delaware law, stockholders are not entitled to any dissenters’ rights with respect to the election of directors or ratification of the appointment of our independent auditor.

SOLICITATION OF PROXIES

The costs of this solicitation will be borne by us. Proxy solicitations will be made by mail and also may be made personally, and by telephone, e-mail, facsimile transmission and telegram on our behalf by our directors, officers and regular employees, without additional compensation. Banks, brokerage houses, nominees and other fiduciaries may be requested to forward the proxy soliciting material to the beneficial owners and to obtain authorization for the execution of proxies.  We will, upon request, reimburse such parties for their reasonable expenses in forwarding proxy materials to the beneficial owners.

PROPOSAL 1 - ELECTION OF DIRECTORS

Nominees

Our certificate of incorporation and bylaws provide that the number of directors shall be fixed from time to time by resolution of our Board of Directors. Our certificate of incorporation and bylaws provide for a Board of Directors consisting of three classes, with one class standing for election each year for a three-year staggered term. David Zinberg and Peter G. Hanelt currently serve as our Class I directors whose terms of office will expire at the Annual Meeting. Our Board of Directors has nominated David Zinberg and Peter G. Hanelt for election as our Class I director for a three-year term expiring in 2013.  In the event that either of these individuals is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee or nominees designated by our current Board of Directors to fill the vacancy. It is not expected that these individuals will be unable or will decline to serve as a director.

The Board of Directors recommends a vote “FOR” the nominees named herein.

The following table sets forth certain information regarding our directors:

Name	Age	Position
David Zinberg	52	Chief Executive Officer and Director
Lawrence Y. Kong	49	Chief Financial Officer, Secretary, Treasurer, and Director
Peter G. Hanelt (1)(2)(3)	65	Chairman of the Board
Man Jit Singh (1)(2)(3)	53	Director
Garry Y. Itkin (1)(2)(3)	49	Director

(1) Member of our Governance and Nominating Committee.

(2) Member of our Audit Committee.

(3) Member of our Compensation Committee.

David Zinberg, founder of our Company, has served as our Chief Executive Officer since our inception in November 1998, and was the President from our inception to November 2008, and Chairman of the Board from our inception to March 2010. Mr. Zinberg served as our Secretary from our inception until March 2001. Mr. Zinberg is the brother of Marina Zinberg, a Vice President of our Company. Mr. Zinberg brings to our Board over 30 years of experience in managing businesses. Mr. Zinberg originated and executed our key strategy to feature a live auction format in the online retail sale of jewelry, an innovation that has accounted for a substantial part of our success over the past decade.  Mr. Zinberg is a Class I director whose term expires at the Annual Meeting.

Peter G. Hanelt has served as a director of our company since March 2006, and was appointed Chairman of the Board in April 2010. Mr. Hanelt has been a self-employed business consultant since November 2003. Mr. Hanelt served as Chief Restructuring Officer and Chief Operating Officer of the Good Guys, a publicly traded regional consumer electronics retailer, from December 2001 through July 2003 and as a consultant from July 2003 through October 2003. From October 1998 to June 2001, Mr. Hanelt served as Chief Executive Officer and director of Natural Wonders, Inc., a national specialty retailer of nature and science merchandise.  Natural Wonders, Inc. filed for bankruptcy protection in December 2000. Mr. Hanelt also serves as Chairman of the Board and as Chair of the Audit Committee of Silicon Image, a publicly traded manufacturer of semiconductors, and as a member of the Board and Chair of the Audit Committee of Bell Micro Products, a wholesale distributor of computer components and publicly traded company. Mr. Hanelt also serves as a director of Patelco Credit Union and Catholic Healthcare West, both not for profit companies, and InterHealth Nutraceuticals, Inc., Coast Asset Management LLC , and Andronico’s Markets, all private companies. From 1997 to May 2008, Mr. Hanelt served as a director of Shoe Pavilion, Inc., a publicly traded shoe retailer.  Shoe Pavilion, Inc. filed for protection under Chapter 11 of the United States Bankruptcy Code in July 2008.  Mr. Hanelt holds a Bachelor of Science degree in Engineering from the United States Military Academy at West Point, and earned his MBA degree at the University of California, Berkeley.  Mr. Hanelt brings to our Board, and in particular our Audit Committee, his analytical skills and broad experience on audit committees and board membership.  We believe Mr. Hanelt’s qualifications to chair our Board of Directors and Audit Committee include his analytical skills and significant experience on audit committees, board membership and in corporate governance and accounting.  In addition, Mr. Hanelt holds an active CPA license and has spoken at several educational forums for CPA firms on the role  of audit committees and board members, both of which also contribute to his qualifications. Mr. Hanelt is a Class I director whose term expires at the Annual Meeting.

Lawrence Y. Kong has served as our Chief Financial Officer since January 2001, our Secretary and Treasurer since March 2006, and a director since July 2003. Mr. Kong earned a Bachelor of Science in Accounting (summa cum laude) from the University of South Alabama in June 1982 and a Master of Business Administration in Finance from the University of Chicago in June 1984. Mr. Kong passed the Certified Public Accountant examination (State of Illinois) in 1983 and is a member of the American Institute of Certified Public Accountants. Mr. Kong is the husband of Ms. Claudia Y. Liu, our Chief Operating Officer. Mr. Kong brings to our Board over 28 years of management experience, including extensive experience in corporate finance, business strategy, and accounting.  Mr. Kong is a Class II director whose term expires at the 2011 annual meeting of stockholders.

Man Jit Singh has served as a director of our company since March 2006. Mr. Singh is currently Chairman of the Board of Multi Screen Media Private Limited (formerly known as SET India Private Limited), prior to which from July 2003 to March 2007, Mr. Singh served as a Principal of Diogenes, Inc., a private equity firm, and from April 2001 to May 2003, served as Chief Executive Officer of Compete, Inc., a predictive analytics firm. Mr. Singh served as Chief Executive Officer of several companies specializing in management recruitment and temporary staffing, including, from December 1997 until June 2000, Futurestep Inc. (Founder and Chief Executive Officer), which is Korn Ferry International’s online subsidiary for middle management recruitment. Prior to Futurestep, from July 1994 to July 1996, Mr. Singh served on the management committee of BET Plc, a $3 billion service conglomerate focused on outsourcing non-core activities of its customers. Mr. Singh has also held senior positions at various management consulting firms, including Sibson & Co (Partner & Co-leader of Strategy), The Cast Group AG (Chief Executive Officer), and Cresap (Principal responsible for West Coast practice). Mr. Singh brings to our Board extensive and important business and management experience, including relating to complex business and marketing strategies. Mr. Singh is a Class II director whose term expires at the 2011 annual meeting of stockholders.

Garry Y. Itkin has served as a director of our company since May 2007.  He had previously served as a director of our company from July 2003 to December 2006, when he resigned as a director.  Mr. Itkin has served as the Chief Executive Officer of AFB Trading One, Inc., since 1999. Mr. Itkin served as our acting Chief Financial Officer from February 1999 until 2000. From November 1987 to May 1999, Mr. Itkin served as Managing Partner of Jeff Ratner & Associates, Inc., a public accounting and consulting firm in Beverly Hills, California. Mr. Itkin received his MBA degree from Pepperdine University in 1986. In 2005, Mr. Itkin received his JD degree from the Russian Federation North West Academy of Governmental Service and in 2006, Mr. Itkin received his LLM degree from the same university. Mr. Itkin brings to our Board extensive experience in business operations, finance, business strategy, and accounting. Mr. Itkin is a Class III director whose term expires at the 2012 annual meeting of stockholders.

Classification of Our Board of Directors

Our certificate of incorporation and bylaws provide that the authorized number of directors may be changed only by resolution of the Board of Directors, and our authorized number of directors is five.  Our certificate of incorporation provides for a Board of Directors consisting of three classes serving three-year staggered terms. Messrs. David Zinberg and Peter G. Hanelt serve as our Class I directors, with the term of office of the Class I directors expiring at the 2010 annual meeting of stockholders.  The Class II directors consist of Messrs. Lawrence Y. Kong and Man Jit Singh, with the term of office of the Class II directors expiring at the 2011 annual meeting of stockholders. Mr. Itkin has been designated the Class III director, whose term of office will expire at the Annual Meeting. Officers serve at the pleasure of the Board of Directors.

Information Relating to Corporate Governance and the Board of Directors

Our Board of Directors has determined, after considering all the relevant facts and circumstances, that Messrs. Hanelt, Singh, and Itkin are independent directors, as “independence” is defined by NASDAQ and the SEC, because they have no relationship with us that would interfere with their exercise of independent judgment.

Our bylaws authorize our Board of Directors to appoint among its members one or more committees, each consisting of one or more directors. Our Board of Directors has established an Audit Committee, a Compensation Committee, and a Governance and Nominating Committee, each consisting entirely of independent directors.

Our Board of Directors has adopted charters for the Audit, Compensation, and Governance and Nominating Committees describing the authority and responsibilities delegated to each committee by our Board of Directors. Our Board of Directors has also adopted Corporate Governance Principles, and a Code of Conduct for our CEO, CFO and all our directors, officers and employees.  We post on our website at www.bidz.com, the charters of our Audit, Compensation, and Governance and Nominating Committees; our Corporate Governance Principles, and Code of Conduct for the CEO, CFO and directors, officers and employees, and any amendments or waivers thereto; and any other corporate governance materials contemplated by SEC or NASDAQ regulations. These documents are also available in print to any stockholder requesting a copy in writing from our corporate secretary at our executive offices set forth in this proxy statement.

Interested parties may communicate with our Board of Directors or specific members of our Board of Directors, including our independent directors and the members of our various board committees, by submitting a letter addressed to the Board of Directors of BIDZ.com, Inc. c/o any specified individual director or directors at the address listed herein. Any such letters are sent to the indicated directors.

The Audit Committee

The purpose of the Audit Committee is to oversee the financial and reporting processes of our company and the audits of the financial statements of our company and to provide assistance to our Board of Directors with respect to the oversight of the integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent auditor’s qualifications and independence, and the performance of our company’s independent auditor. The primary responsibilities of the Audit Committee are set forth in its charter. The Audit Committee also selects the independent auditor to conduct the annual audit of the financial statements of our company; reviews the proposed scope of such audit; reviews accounting and financial controls of our company with the independent auditor and our financial accounting staff;

and reviews and approves transactions between us and our directors, officers, and their affiliates. The Audit Committee currently consists of Messrs. Hanelt, Singh, and Itkin, each of whom is an independent director of our company under the NASDAQ rules as well as under rules adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002. Mr. Hanelt serves as the Chairman of the Audit Committee. The Board of Directors has determined that Mr. Hanelt (whose background is detailed above) qualifies as an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC.

The Governance and Nominating Committee

The purposes of the Governance and Nominating Committee include the selection or recommendation to the Board of Directors of nominees to stand for election as directors at each election of directors, the oversight of the selection and composition of committees of the Board of Directors, the oversight of the evaluations of the Board of Directors and management, and the development and recommendation to the Board of Directors of a set of corporate governance principles applicable to our company. The Governance and Nominating Committee currently consists of Messrs. Hanelt, Singh, and Itkin, with Mr. Hanelt serving as Chairman. The members of the Governance and Nominating Committee are independent, as that term is defined by NASDAQ.

The Governance and Nominating Committee identifies and evaluates nominees for our Board of Directors, including nominees recommended by stockholders, based on numerous factors it considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity, and the extent to which the nominee would fill a present need on our Board of Directors. The Governance and Nominating Committee seeks to achieve a diversity of knowledge, experience, backgrounds, viewpoints, characteristics and capability on our Board. To this end, the Governance and Nominating Committee seeks nominees with high professional and personal ethics and values, an understanding of our business lines and industry, diversity of business experience and expertise, broad-based business acumen and the ability to think strategically, without regard to their race, gender, national origin or sexual orientation. In addition, the Governance and Nominating Committee considers the level of the candidate’s commitment to active participation as a director, both at Board of Directors and committee meetings and otherwise. Although the Governance and Nominating Committee uses these and other criteria to evaluate potential nominees, we have no stated minimum criteria for nominees.

The Governance and Nominating Committee will consider persons recommended by stockholders for inclusion as nominees for election to our Board of Directors if the names, biographical data, and qualifications of such persons are submitted in writing in a timely manner addressed and delivered to our company’s secretary at our address listed herein. The Governance and Nominating Committee does not use different standards to evaluate nominees depending on whether they are proposed by our directors and management or by our stockholders.

The Compensation Committee

The purpose of the Compensation Committee includes determining, or recommending to our Board of Directors for determination, the compensation of the Chief Executive Officer and other executive officers of our company and discharging the responsibilities of our Board of Directors relating to compensation programs of our company. The Compensation Committee currently consists of Messrs. Hanelt, Singh, and Itkin, with Mr. Singh serving as Chairman.

Board Leadership Structure.

Our Board of Directors has determined that having an independent director serve as Chairman of the Board is in the best interests of our company and its stockholders. Mr. Hanelt, a non-employee independent director, serves as our Chairman of the Board and presides over meetings of the Board of Directors and holds such other powers and carries out such other duties as are customarily carried out by the Chairman of the Board.  This structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board of Directors.

Risk Management.

Our Board of Directors is actively involved in oversight of risks that could affect the Company. This oversight is conducted in part through the Audit Committee, but the full Board of Directors has retained responsibility for general oversight of risks. Our Board of Directors satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks and discussions with those officers and other personnel.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2009, our Compensation Committee consisted of Messrs. Singh, Hanelt and Itkin, all non-employee directors (as defined in Rule 16b-3 under the Securities Exchange Act). None of these committee members had any contractual or other relationships with our company during such fiscal year.

Board and Committee Meetings

Our Board of Directors held a total of 12 meetings during the fiscal year ended December 31, 2009. During the fiscal year ended December 31, 2009, the Audit Committee held 5 meetings, the Compensation Committee held 5 meetings, and the Governance and Nominating Committee held 3 meetings. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of our Board of Directors, and (ii) the total number of meetings held by all Committees of our Board of Directors on which he was a member.

We encourage each of our directors to attend our annual meeting of stockholders. Accordingly, and to the extent reasonably practicable, we regularly schedule a meeting of the Board of Directors on the same day as the annual meeting of stockholders.

EXECUTIVE OFFICERS AND KEY EMPLOYEES

The following table sets forth information concerning our executive officers and key employees, each of whom serves at the discretion of the Company’s Board of Directors. For biographical information regarding Messrs. Zinberg and Kong, who also serve as Directors of the Company, see our Directors’ biographies, above.

Name	Age	Position
David Zinberg	52	Chief Executive Officer and Director
Leon Kuperman	36	President and Chief Technology Officer
Claudia Y. Liu	50	Chief Operating Officer
Lawrence Y. Kong	49	Chief Financial Officer, Secretary, Treasurer, and Director
Jessica Kao	33	Controller

Leon Kuperman has served as our President since November 2008 and our Chief Technology Officer since January 2007. From 1998 to 2006 Mr. Kuperman was the Chief Technology Officer and co-founder of Truition, a leading provider of hosted and customizable eCommerce solutions for online sellers.  Mr. Kuperman began his career at IBM Canada, where he served from 1993 to 1998 in IBM’s Internet division.  Mr. Kuperman holds a degree in computer science from York University.

Claudia Y. Liu has served as our Chief Operating Officer since October 2006.  Prior to that, she served as our Vice President of Operations since November 2002. From October 2001 to November 2002, Ms. Liu served as our Billing Manager. From January 1998 to May 2001, Ms. Liu served as a director and general manager of Cybertowers Pte Ltd., a public company on the Kuala Lumpur Stock Exchange in Malaysia that specialized in satellite tracking systems. Ms. Liu is the wife of Mr. Kong.

Jessica S. Kao has served as our Controller since March 2009.  Prior to that, she served as our Assistant Controller since April 2008.  From 2002 to March 2008, Ms. Kao served as the Corporate Accounting Manager, Accounting Supervisor, and Senior Accountant at Karl Storz Endoscopy America, a leading distributor of endoscopic equipment and provider of operation room integration technologies.  Ms. Kao began her career at Tseng, Lee & Huang LLP, CPAs, a full service public accounting firm, where she served as an auditor and accountant from 1998 to 2001.  Ms. Kao is a Certified Public Accountant and holds a Bachelor of Science degree in Accounting from the University of Southern California.

We consider Messrs. Zinberg and Kong, Ms. Liu and Mr. Kuperman as our executive officers; and Ms.Kao as a key employee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

The executive compensation program of our company seeks to provide a level of compensation that is competitive with companies similar in both size and industry. The goals of our executive officer compensation program are to attract, retain, and reward executive officers who contribute to our success, to align executive officer compensation with our performance, and to motivate executive officers to achieve our business objectives. We compensate our senior management through a mix of base salary, bonus, and equity compensation designed to be competitive within our industry and to align management’s incentives with the long-term interests of our stockholders.

Setting Executive Compensation

Our compensation setting process consists of establishing targeted overall compensation for each executive officer and then allocating that compensation among base salary and incentive compensation. At the executive level, we design the incentive compensation to reward company-wide performance through tying awards primarily to specific operational and financial performance. The Compensation Committee evaluates both performance and compensation to ensure that we maintain the ability to attract and retain employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies.

The committee obtains the comparative data used to assess competitiveness from a variety of resources. The committee engaged Towers Perrin, an outside human resources consulting firm, in 2006 and 2009 to provide relevant market data, including base salary and incentive compensation, for similar sized online retail companies in terms of market capitalization and revenue. The committee has also utilized other industry compensation surveys and public company proxy statements filed with the United States Securities and Exchange Commission for similar sized companies in the online retail industry to benchmark cash compensation and stock option and other equity-based awards. We compete with other online retail companies for top executive-level talent. Actual total compensation levels may differ from competitive levels in surveyed companies as a result of annual and long-term performance of our company, as well as individual performance. The committee uses its discretion to determine or recommend executive compensation when, in its judgment, external, internal, or an individual’s circumstances warrant.

The responsibilities of the Compensation Committee include determining, or recommending to our Board of Directors for determination, the compensation of our executive officers and discharging the responsibilities of our Board of Directors relating to compensation programs of our company. The Compensation Committee held 5 meetings during fiscal 2009. The committee reviews base salary levels for executive officers of our company at the beginning of each fiscal year and recommends actual bonuses at the end of each fiscal year based upon our company and individual performance.

Compensation Program

The primary components of the executive compensation program of our company consist of base salary, annual incentive bonuses, stock option and other equity-based grants, and executive health benefit and perquisite programs.

Base Salary

We provide executive officers with a level of base salary that recognizes appropriately each individual officer’s scope of responsibility, role in the organization, experience, and contributions to the success of our company. The Board of Directors reviews salaries recommended by the Compensation Committee. In formulating these recommendations, the committee considers the overall performance of our company, industry compensation benchmark data, and conducts an evaluation of individual officer performance. The committee makes, or recommends that the Board of Directors make, final determinations on any adjustments to the base salary for executive officers.

Management Bonus Program

Annual bonuses are intended to provide incentive compensation to key officers and employees who contribute substantially to the success of our company. The granting of such awards is based upon the achievement of our company’s performance objectives and pre-defined individual performance objectives. Company performance objectives are based upon achieving key financial and operational metrics that are established early in each fiscal year. Individual performance objectives are developed for senior level managers and key employees early in each fiscal year. Upon the close of each fiscal year, executive management and the committee conducts an assessment of individual performance achieved versus individual performance objectives. This assessment includes individual responsibility, performance, and compensation level. Simultaneously, the board conducts an assessment of our company’s overall performance, which includes the achievement of operating results and other performance criteria. The combination of these factors determines any incentive bonuses to be paid.

Stock Option and Restricted Stock Grants

We grant stock options and restricted stock awards periodically to certain of our key employees to provide additional incentive to work to maximize long-term total return to stockholders. Award levels are determined based on market data and vary among participants based on their positions within the company. Under our 2006 Stock Award Plan, or 2006 Plan, the Board of Directors or a committee appointed by the Board is specified to act as the plan administrator. Our Board of Directors has, pursuant to the 2006 Plan, authorized our Compensation Committee to administer the Plan, including the grant of awards and determination of their terms. In general, stock options and awards of restricted stock are granted to employees at the onset of employment. In establishing award levels, the committee bases the number of stock option and restricted stock awards to be granted on the target percentage of ownership of the recipient, assuming full dilution of outstanding stock option awards. For executive officers, the committee considers the target percentage of ownership of executive officers in our peer group in setting award levels for our executive officers. If, in the opinion of the committee, the outstanding service of an existing employee merits an increase in the number of options and awards held, the committee may elect to issue additional stock options and restricted stock awards to that employee.

Stock options are granted at 100% of fair market value on the date of grant. A stock option becomes valuable only if the market price of our Common Stock increases above the option exercise price and the holder remains employed during the period of time that the option vests. The committee has not granted options with an exercise price that is less than 100% of the fair market value of our Common Stock on the grant date since 2004, nor has it granted options which are priced on a date other than the grant date. Restricted stock is granted at 100% of fair market value of our Common Stock on the date of grant and normally vests over a 4 year period with 25% vesting at the end of each year.

Benefits

We provide various employee benefit programs to our executive officers, including medical and dental insurance benefits. These benefits are generally available to all full-time salaried employees of our company. We also sponsor a tax-qualified 401(k) retirement savings plan pursuant to which our employees, including our named executive officers are able to contribute the lesser of up to 50% of their annual salary or the limit prescribed by the Internal Revenue Service. In addition, we make a matching contribution of 25% of employee 401(K) contributions.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of the statutorily prescribed limit paid to each of any publicly held corporation’s chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. We currently intend to continue to structure the performance-based portion of the compensation of our executive officers in a manner that complies with Section 162(m).

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Our Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,
The Compensation Committee
     Man Jit Singh, Chairman
     Peter G. Hanelt

     Garry Y. Itkin

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation earned by each of our executive officers for the fiscal year ended December 31, 2009.

Name and Principal		Salary		Bonus	Stock Awards	Option Awards	Non- Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Position	Year	($)		($)	($)(1)	($)(1)	($)	($)	($)(2)	($)

David Zinberg	2009	447,503	(3)	—	800,000	—	—	—	9,260	1,256,763
Chief Executive	2008	241,667	(3)	169,360	—	—	—	—	22,407	433,434
Officer and	2007	181,250	(3)	—	—	—	—	—	19,994	201,244
Director

Leon Kuperman	2009	300,000		—	600,000	—	—	—	9,503	909,503
President and	2008	300,000		90,000	—	—	—	—	6,411	396,411
Chief Technology	2007	283,064		90,000	—	599,460	—	—	774	973,298
Officer

Claudia Liu	2009	200,000		—	600,000	—	—	—	21,079	821,079
Chief Operating	2008	200,000		237,600	—	—	—	—	18,785	456,385
Officer	2007	200,000		287,700	—	774,825	—	—	15,271	1,277,796

Lawrence Kong	2009	235,000	—	600,000	—	—	—	28,279	863,279
Chief Financial	2008	235,000	302,930	—	—	—	—	23,320	561,250
Officer and	2007	235,000	338,048	—	1,140,228	—	—	16,828	1,730,103
Director

(1)           The amounts in these columns reflect the aggregate grant date fair value of the stock and option awards computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) No. 718, Stock-based Compensation, previously discussed under Statement of Financial Accounting Standard (SFAS) 123R. On December 16, 2009, the Securities and Exchange Commission (SEC) adopted new rules that require the Company to report the aggregate grant date fair value of stock and option awards computed in accordance with FASB ASC No. 718 in the Summary Compensation Table and Director Compensation Table, rather than the dollar amount recognized for financial statement purposes. To conform to these new SEC rules, the stock-based compensation disclosed for fiscal years 2008 and 2007 in our prior years’ proxies, which was based on the dollar amount recognized for financial statement purposes, have been restated to reflect the grant date fair value of the stock and option awards granted in those years. The assumptions used in the calculation of the grant date fair value of the stock and option awards are included in Note 10 to our audited financial statements for the fiscal year ended December 31, 2009, included in our Annual Report on Form 10-K filed with the SEC on March 9, 2010.

(2)           Amounts under “All Other Compensation” consist of $12,229, $11,438, $6,648 and $6,648  in health insurance premiums for Mr. Zinberg, Mr. Kuperman, Ms. Liu, and Mr. Kong, respectively, $39,432, $38,164, and $51,456 in automobile expense reimbursement for Mr. Zinberg, Ms. Liu, and Mr. Kong, respectively, and $5,250, $10,323 and $10,323 in 401(k) matching contributions for Mr. Kuperman, Ms. Liu, and Mr. Kong, respectively.

(3)           As of August 16, 2007, Mr. Zinberg voluntarily reduced his annual salary to $1 per year.  Mr. Zinberg’s annual salary of $290,000 per annum, as well as his eligibility to earn an annual bonus, resumed as of March 1, 2008. Effective April 1, 2009, Mr. Zinberg’s employment agreement was amended to increase his base salary to $500,000 per annum.

Grants of Plan-based Awards

The following table sets forth certain information with respect to the options granted during or for the fiscal year ended December 31, 2009 to each of our executive officers.

Name and		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant date fair value of stock and
Principal Position	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Options (#)	Awards ($/Sh)	option awards (1)
David Zinberg, Chief Executive Officer and Director	4/1/2009	—	—	—	—	—	—	200,000	—	—	800,000
Leon Kuperman, President and Chief Technology Officer	4/1/2009	—	—	—	—	—	—	150,000			600,000
Claudia Liu, Chief Operating Officer	4/1/2009	—	—	—	—	—	—	150,000			600,000
Lawrence Kong, Chief Financial Officer and Director	4/1/2009	—	—	—	—	—	—	150,000			600,000

(1)             We estimate the fair value of stock and option awards consistent with the provisions of FASB ASC No. 718, “Stock-based Compensation”, previously referred to as SFAS No. 123(R). The fair value of each option grant is estimated on the date of grant using the Black-Scholes option valuation model and the calculated method to determine expected volatility. For a detailed discussion about the computation please refer to Note 10 to our audited financial statements for the fiscal year ended December 31, 2009, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 9, 2010.

Outstanding Equity Awards

The following table sets forth information with respect to outstanding awards granted to the officers listed as of the year ended December 31, 2009.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned	Option Exercise	Option	Number of Shares or Units of Stock That Have Not	Market Value of Shares or Units of Stock That Have Not	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Not Vested	Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)(1)	(#)	($)

David Zinberg	6,000,000	—	—	6.00	5/20/2011	200,000	400,000	—	—
Chief Executive	230,000	—	—	6.00	11/28/2010	—	—	—	—
Officer and
Director

Leon Kuperman	58,000		—	6.50	3/8/2012	150,000	300,000	—	—
President and
Chief Technology
Officer

Claudia Liu	37,500	—	—	9.90	6/14/2012	150,000	300,000	—	—
Chief Operating	37,500	—	—	6.50	3/8/2012	—	—	—	—
Officer	25,000	—	—	6.00	11/28/2010	—	—	—	—

Lawrence Kong	90,000		—	9.90	6/14/2012	150,000	300,000	—	—
Chief Financial	57,500	—		6.00	10/4/2011
Officer and	100,000			6.00	11/28/2010
Director

(1) The market value represents the market price of the shares of our common stock underlying that award as of December 31, 2009, which is based on the closing price reported on the Nasdaq Capital Market on that date ($2.00 per share).

Option Exercises and Stock Vested

No named executive officer exercised his or her stock options during 2009, and no named executive officer is a holder of a stock award that vested during 2009.

Pension Benefits; Deferred Compensation

The Company currently has no pension benefits plan or nonqualified defined contribution plan or other nonqualified deferred compensation plan.

Employment Agreements with Executive Officers

We entered into employment agreements with our Chief Executive Officer, David Zinberg, and our Chief Financial Officer, Lawrence Y. Kong in June 2006. In February 2007, we entered into an employment agreement with our Chief Operating Officer, Claudia Y. Liu, and in March 2007, we entered into an employment agreement with our President and Chief Technology Officer, Leon Kuperman.

Each agreement provides for an employment term of three years and for year to year extensions thereafter unless either party gives 90 days notice not to extend. The employment agreement with Mr. Zinberg was amended, effective April 1, 2009, to provide for an increase in his minimum base salary from $290,000 per annum to $500,000 per annum. The employment agreement with Mr. Kong provides for a minimum base salary of $235,000 per annum, the employment agreement with Ms. Liu provides for a minimum base salary of $200,000 per annum, and the employment agreement with Mr. Kuperman provides for a minimum base salary of $300,000 per annum. Each employment agreement also provides that the executive will be eligible to participate in all stock option, stock bonus, executive compensation, retirement savings, fringe benefit, disability insurance, group health and group life, vacation, and similar health and benefit plans maintained by us for our executive personnel. Each employment agreement contains a covenant by the executive not to solicit employees or customers of our company for a period of one year immediately following termination of employment.

We may terminate any executive’s employment for cause, as defined in his or her employment agreement. If we terminate the employment of an executive without cause, or one of them terminates his or her employment with us for good reason or upon a change in control of our company, in each case as defined in the agreement, the terminated executive will receive in a lump sum an amount equal to one and one-half times his or her base salary, in the case of Messrs. Zinberg and Kong, and Ms. Liu, and an amount equal to his base salary, in the case of Mr. Kuperman; any stock options and restricted stock held by the executive will vest immediately if the executive is terminated after a change in control; and the benefits and insurance benefits for the executive and the executive’s dependents will continue for a specified period after termination. None of the executives will receive any severance compensation or benefits following a termination of employment for cause or resulting from death or disability.

The following table quantifies the dollar value of payments and benefits to each of the above named executive officers according to their respective agreements upon a voluntary termination (other than for good reason) or for cause, or due to death or disability, assuming that such termination took place on December 31, 2009.

Name	Accrued Salary ($)	Accrued Vacation ($)	Accrued Bonus ($)
David Zinberg	20,833	17,550	0
Leon Kuperman	12,500	8,905	0
Claudia Y. Liu	8,333	13,200	0
Lawrence Y. Kong	9,792	22,596	0

The following table quantifies the dollar value payments and benefits to each of the above named executive officers according to their respective agreements upon a termination without cause, or for good reason, assuming that such termination took place on December 31, 2009.

Name	Cash Severance ($)	Benefits ($)
David Zinberg	750,000	11,206
Leon Kuperman	300,000	5,603
Claudia Y. Liu	300,000	5,292
Lawrence Y. Kong	352,500	5,292

DIRECTOR COMPENSATION

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board of Directors. In setting director compensation, we consider the amount of time that directors spend fulfilling their duties as a director, including committee assignments. We grant annually to each non-employee director options to purchase 10,000 shares of our Common Stock. In addition, non-employee directors will receive additional options for committee service per year over the standard non-employee director compensation options to purchase an additional 5,000 shares of Common Stock to the Chairman of the Audit Committee, and options to purchase an additional 2,500 shares of common stock to each member of our Audit Committee (other than the Chairman), Compensation Committee and Governance and Nominating Committee. In lieu of receiving the foregoing stock options, non-employee directors may elect to receive one share of common stock for each option to purchase two shares of common stock. We provide $36,000 per member in cash consideration annually for serving on our Board of Directors and an additional $1,000 per member per Board meeting, $500 per member per Committee meeting and an additional $10,000 annually to the Chairman of the Board, $20,000 annually to the Chair of the Audit Committee, $6,000 annually to members of the Audit Committee, and $11,000 annually to the Chair of the Compensation Committee. If attending meetings by telephone, cash compensation is at the rate of $500 per board meeting and $300 per committee meeting. We also reimburse each non-employee director for travel and related expenses incurred in connection with attendance at board and committee meetings.

The following table sets forth information with respect to compensation for the directors listed during the fiscal year ended December 31, 2009.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Peter Hanelt	68,704	—	—	—	—	—	68,704
Man Jit Singh	63,704	—	—	—	—	—	63,704
Garry Itkin	49,900	—	—	—	—	—	49,900

(1)           No stock awards or option awards were granted to the directors in 2009.

EQUITY COMPENSATION PLAN INFORMATION

As of December 31, 2009, we maintained our 2001 Stock Option Plan, 2002 Special Stock Option Plan, and 2006 Stock Award Plan.

The following table gives information about equity awards under these plans and options as of December 31, 2009:

Equity Compensation Plan Information

			Number of securities
			remaining available for
	Number of securities		future issuance under
	to be issued upon	Weighted-average	equity compensation
	exercise of	exercise price of	plans (excluding
	outstanding options,	outstanding options,	securities reflected in
Plan category	warrants and rights (1)	warrants and rights	column (a))
Equity compensation plans approved by security holders
2006 Stock Award Plan	290,500	$7.89	712,803
2002 Special Stock Option Plan	—	$—	—

Equity compensation plans not approved by security holders
2001 Stock Option Plan	488,500	$6.00	—
Non-statutory Stock Option (2)	6,000,000	$6.00	—

Total	6,779,000	$6.08	—

(1)	The total number of shares of common stock to be issued upon exercise of all outstanding stock options is 6,779,000 as of December 31, 2009.

(2)	Includes a non-statutory stock option to purchase 6,000,000 shares at an exercise price of $6.00 per share granted to David Zinberg, our Chief Executive Officer.

2001 Stock Option Plan

In 2001, our Board of Directors adopted the Bidz.com, Inc. Stock Option Plan, or the 2001 Plan. The 2001 Plan provides for the grant of incentive and nonqualified stock options to acquire our common stock to directors, executive officers, employees, consultants, and others providing valuable services to our company. The purpose of the 2001 Plan is to strengthen the mutuality of interests of those persons and our stockholders by providing such individuals with a proprietary interest in pursuing our long-term growth and financial success. We believe that the 2001 Plan has represented an important factor in attracting, retaining, and rewarding qualified personnel.

Awards or portions of awards that terminate, expire, or are otherwise forfeited will again be available for further awards under the 2001 Plan. We have reserved for issuance 900,000 of shares of common stock pursuant to the 2001 Plan. As of December 31, 2009, options to purchase 488,500 shares of common stock were outstanding, and there were no shares of common stock remaining available for grant. No further grants will be made under the 2001 Plan. Future grants will be made under our 2006 Stock Award Plan.

The power to administer the 2001 Plan rests with a committee appointed by our Board of Directors consisting of members of our Compensation Committee and any other members as determined by our Board of Directors. The committee has the power to determine the timing and recipients of awards, the form and amount of each award, and the terms and conditions for the grant or exercise. The committee may delegate its authority under the 2001 Plan to persons other than members of the committee other than to grant options to executive officers. The exercise price per share of common stock underlying options granted under the 2001 Plan may not be less than 110% of the fair market value of the common stock if the option holder is a holder of 10% or more of our common stock, and 100% of the fair market value of the common stock in the case of any other employee. Except for options granted to our executive officers, directors, and consultants, options must become exercisable at a rate of no less than 20% per year over five years from the date the options are granted.

In the event of any change in the capitalization of our company, by way of stock split, reverse stock split, stock dividend, combination, recapitalization, or reclassification, the committee may make appropriate adjustments for the aggregate number of shares of common stock issuable under the 2001 Plan, and appropriate provision for the protection of the outstanding options.

The 2001 Plan will remain in effect until January 2011, or will terminate earlier if all shares subject to it are distributed, or until all awards have expired or lapsed, or until otherwise terminated by our Board of Directors. Our Board of Directors may not, however, without the approval of a majority of our stockholders, amend provisions of the 2001 Plan regarding (i) the class of individuals entitled to receive incentive stock options; (ii) the number of shares of our common stock that may be issued under the 2001 Plan (except for adjustments made upon a change in our capitalization); and (iii) certain modifications in the 2001 Plan relating to our executive officers.

2002 Special Stock Option Plan

During December 2002, our Board of Directors adopted the Bidz.com, Inc. 2002 Special Stock Option Plan, or the 2002 Plan. The 2002 Plan provides for the grant of options to acquire our common stock to directors, executive officers, employees, consultants, and others providing valuable services to our company. The purpose of the 2002 Plan is to strengthen the mutuality of interests of those persons and our stockholders by providing such individuals with a proprietary interest in pursuing our long-term growth and financial success. We believe that the 2002 Plan has represented an important factor in attracting, retaining, and rewarding qualified personnel.

Awards or portions of awards that terminate, expire, or are otherwise forfeited will again be available for further awards under the 2002 Plan. We have reserved for issuance 1,500,000 shares of common stock pursuant to the 2002 Plan. As of December 31, 2009, no options to purchase shares of common stock were outstanding under the 2002 Plan, and there were no shares of common stock remaining available for grant.

The power to administer the 2002 Plan rests with a committee appointed by our Board of Directors consisting of members of our Compensation Committee and any other members as determined by our Board of Directors. The committee has the power to determine the timing and recipients of awards, the form and amount of each award, and the terms and conditions for the grant or exercise. The committee may delegate its authority under the 2002 Plan to persons other than members of the committee to grant options to executive officers. The exercise price per share of common stock underlying options granted under the 2002 Plan, the vesting requirements, and the other terms of options granted under the 2002 Plan will be determined by the committee in its sole discretion, subject to approval by our Board of Directors.

In the event of any change in the capitalization of our company, by way of stock split, reverse stock split, stock dividend, combination, recapitalization, or reclassification, the committee may make appropriate adjustments for the aggregate number of shares of common stock issuable under the 2002 Plan, and appropriate provision for the protection of the outstanding options.

The 2002 Plan will remain in effect until December 2012, or will terminate earlier if all shares subject to it are distributed, or until all awards have expired or lapsed, or until otherwise terminated by our Board of Directors. The 2002 Plan is not intended to be the exclusive means by which we may issue options to acquire our common stock. To the extent permitted by applicable law and Nasdaq requirements, we may issue options other than pursuant to the 2002 Plan with or without stockholder approval.

2006 Stock Award Plan

During 2006, our Board of Directors adopted, and our stockholders approved, our 2006 Stock Award Plan, or 2006 Plan.

Background and Purpose of the 2006 Plan

The terms of the 2006 Plan provide for grants of stock options, stock appreciation rights, restricted stock, deferred stock, bonus stock, dividend equivalents, other stock related awards and performance awards that may be settled in cash, stock, or other property. The purpose of the 2006 Plan is to assist us in attracting, motivating, retaining, and rewarding high-quality executives and other employees, officers, directors, and consultants by enabling such persons to acquire or increase a proprietary interest in our company in order to strengthen the mutuality of interests between such persons and our stockholders, and providing such persons with annual and long-term performance incentives to expend their maximum efforts in the creation of stockholder value.

General Terms of the 2006 Plan; Shares Available for Issuance

The 2006 Plan provides for the granting of awards in the form of incentive stock options, nonqualified stock options, stock appreciation rights, shares of restricted common stock, bonus stock in lieu of obligations, or other stock-based awards to employees, directors, and independent contractors who provide valuable services to our company. The total number of shares of our common stock that may be subject to awards under the 2006 Plan is equal to 1,500,000 shares, plus (i) the number of shares with respect to which awards previously granted under the 2001 Plan and the 2002 Plan terminate without the issuance of the shares or where the shares are forfeited or repurchased; (ii) any shares available for grant in the share reserve of the 2001 Plan and the 2002 Plan as of the date the 2006 Plan was approved by the stockholders; (iii) with respect to awards granted under the plans, the number of shares which are not issued as a result of the award being settled for cash or otherwise not issued in connection with the exercise or payment of the award; and (iv) the number of shares that are surrendered or withheld in payment of the exercise price of any award or any tax withholding requirements in connection with any award granted under the existing plans. If any award previously granted under the 2006 Plan is forfeited, terminated, canceled, surrendered, does not vest, or expires without having been exercised in full, stock not issued under such award will again be available for grant for purposes of the 2006 Plan. If any change is made in the stock subject to the 2006 Plan, or subject to any award granted under the 2006 Plan (through consolidation, spin-off, recapitalization, stock dividend, split-up, combination of shares, exchange of shares, or otherwise), the 2006 Plan provides that appropriate adjustments will be made as to the aggregate number and type of shares available for awards, the maximum number and type of shares that may be subject to awards to any individual, the number and type of shares covered by each outstanding award, the exercise price, grant price or purchase price relating to any award, and any other aspect of any award that the Board of Directors or Compensation Committee determines appropriate.

The 2006 Plan provides that it is not intended to be the exclusive means by which we may issue options to acquire our common stock or any other type of award. To the extent permitted by applicable law, we may issue other options, warrants, or awards other than pursuant to the 2006 Plan without stockholder approval.

Limitations on Awards

In the event that a dividend or other distribution (whether in cash, shares of our common stock, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, or other similar corporate transaction or event affects our common stock so that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants, the plan administrator is authorized to substitute, exchange, or adjust any or all of (1) the number and kind of shares that may be delivered under the plan, (2) the per person limitations described in the plan, and (3) all outstanding awards, including adjustments to exercise prices of options and other affected terms of awards. The plan administrator is authorized to adjust performance conditions and other terms of awards in response to these kinds of events or in response to changes in applicable laws, regulations, or accounting principles.

Eligibility

The persons eligible to receive awards under the plan consist of directors, officers, employees, and independent contractors of our company and those of our affiliates. However, incentive stock options may be granted under the plan only to our employees, including officers, and those of our affiliates. An employee on leave of absence may be considered as still in our employ or in the employ of an affiliate for purposes of eligibility under the plan.

Administration

Our Board of Directors administers the plan, unless the Board delegates administration to a committee. Our Board has delegated administration of the plan to the Compensation Committee. Together, our Board of Directors and the Compensation Committee are referred to as the plan administrator. The Compensation Committee members must be “non-employee directors” as defined by Rule 16b-3 of the Securities Exchange Act, “outside directors” for purposes of Section 162(m), and independent as defined by Nasdaq or any other national securities exchange on which any of our securities may be listed for trading in the future. Subject to the terms of the plan, the plan administrator is authorized to select eligible persons to receive awards, determine the type and number of awards to be granted and the number of shares of our common stock to which awards will relate, specify times at which awards will be exercisable or may be settled (including performance conditions that may be required as a condition thereof), set other terms and conditions of awards, prescribe forms of award agreements, interpret and specify rules and regulations relating to the plan, and make all other determinations that may be necessary or advisable for the administration of the plan.

Stock Options and Stock Appreciation Rights

The plan administrator is authorized to grant stock options, including both incentive stock options, which we refer to as ISOs, and nonqualified stock options. In addition, the plan administrator is authorized to grant stock appreciation rights, which entitle the participant to receive the appreciation in our common stock between the grant date and the exercise date of a stock appreciation right. The plan administrator determines the exercise price per share subject to an option and the grant price of a stock appreciation right. However, the per share exercise price of an ISO and the per share grant price of a stock appreciation right must not be less than the fair market value of a share of our common stock on the grant date and the per share exercise price of an ISO must not be less than 100% of the fair market value of a share of our common stock on the grant date. The plan administrator generally will fix the maximum term of each option or stock appreciation right, the times at which each stock option or stock appreciation right will be exercisable, and provisions requiring forfeiture of unexercised stock options or stock appreciation rights on or following termination of employment or service, except that no stock option or stock appreciation right may have a term exceeding 10 years. Stock options may be exercised by payment of the exercise price in cash, shares that have been held for at least six months (or that the plan administrator otherwise determines will not cause us a financial accounting charge), and outstanding awards or other property having a fair market value equal to the exercise price, as the plan administrator may determine from time to time. The plan administrator determines methods of exercise and settlement and other terms of the stock appreciation rights. Stock appreciation rights under the plan may include “limited stock appreciation rights” exercisable for a stated period of time after we experience a change in control or upon the occurrence of some other event specified by the plan administrator, as discussed below.

Restricted and Deferred Stock

The plan administrator is authorized to grant restricted stock and deferred stock. Restricted stock is a grant of shares of our common stock, which may not be sold or disposed of and which may be forfeited in the event of certain terminations of employment or service, prior to the end of a restricted period specified by the plan administrator. A participant granted restricted stock generally has all of the rights of one of our stockholders, unless otherwise determined by the plan administrator. An award of deferred stock confers upon a participant the right to receive shares of our common stock at the end of a specified deferral period, and may be subject to possible forfeiture of the award in the event of certain terminations of employment prior to the end of a specified restricted period. Prior to settlement, an award of deferred stock carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted, as discussed below.

Bonus Stock and Awards in Lieu of Cash Obligations

The plan administrator is authorized to grant shares of our common stock as a bonus free of restrictions for services performed for us or to grant shares of our common stock or other awards in lieu of our obligations to pay cash under the plan or other plans or compensatory arrangements, subject to such terms as the plan administrator may specify.

Other Stock-Based Awards

The plan administrator is authorized to grant awards under the plan that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of our common stock. Such awards might include convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of our common stock, purchase rights for shares of our common stock, awards with value and payment contingent upon our performance or any other factors designated by the plan administrator, and awards valued by reference to the book value of shares of our common stock or the value of securities of or the performance of specified subsidiaries or business units. The plan administrator determines the terms and conditions of such awards.

Performance Awards

The right of a participant to exercise or receive a grant or settlement of an award, and the timing thereof, may be subject to such performance conditions, including subjective individual goals, as may be specified by the plan administrator. In addition, the plan authorizes specific performance awards, which represent a conditional right to receive cash, shares of our common stock, or other awards upon achievement of certain pre-established performance goals and subjective individual goals during a specified fiscal year. Performance awards granted to persons whom the plan administrator expects will, for the year in which a deduction arises, be “covered employees” (as defined below) will, if and to the extent intended by the plan administrator, be subject to provisions that should qualify such awards as “performance based” compensation not subject to the limitation on tax deductibility by us under Section 162(m) of the Internal Revenue Code, or the Code. For purposes of Section 162(m), the term “covered employee” means our Chief Executive Officer and our four most highly compensated officers as of the end of a taxable year as disclosed in our filings with the SEC. If and to the extent required under Section 162(m), any power or authority relating to a performance award intended to qualify under Section 162(m) is to be exercised by the Compensation Committee, it will not be exercised by our Board of Directors.

Subject to the requirements of the plan, the plan administrator will determine performance award terms, including the required levels of performance with respect to specified business criteria, the corresponding amounts payable upon achievement of such levels of performance, termination and forfeiture provisions, and the form of settlement. One or more of the following business criteria based on our financial statements, or those of our affiliates, or those of our business units or affiliates (except with respect to the total stockholder return and earnings per share criteria), will be used by the plan administrator in establishing performance goals for such performance awards (including for awards designed to comply with the performance-based compensation exception to Section 162(m)): (i) total stockholder return, (ii) total stockholder return compared to total return (on a comparable basis) of a publicly available index; (iii) net income; (iv) pretax earnings; (v) earnings before interest expense, taxes, depreciation, and amortization; (vi) pretax operating earnings after interest expense but before bonuses and extraordinary or special items; (vii) operating margin; (viii) earnings per share; (ix) return on equity; (x) return on capital; (xi) return on investment; (xii) operating earnings; (xiii) cash flow from operations; and (xiv) ratio of debt to stockholders’ equity. In granting performance awards, the plan administrator may establish unfunded award “pools,” the amounts of which will be based upon the achievement of a performance goal or goals based on one or more of the business criteria described in the plan. During the first 90 days of a performance period, the plan administrator will determine who will potentially receive performance awards for that performance period, either out of the pool or otherwise.

After the end of each performance period, the plan administrator (which will be the Compensation Committee for awards intended to qualify as performance-based for purposes of Section 162(m)) will determine (a) the amount of any pools and the maximum amount of potential performance awards payable to each participant in the pools and (b) the amount of any other potential performance awards payable to participants in the plan. The plan administrator may, in its discretion, determine that the amount payable as a performance award will be reduced from the amount of any potential award.

Other Terms of Awards

Awards may be settled in the form of cash, shares of our common stock, other awards, or other property in the discretion of the plan administrator. Awards under the plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The plan administrator may require or permit participants to defer the settlement of all or part of an award in accordance with such terms and conditions as the plan administrator may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains, and losses based on deemed investment of deferred amounts in specified investment vehicles. The plan administrator is authorized to place cash, shares of our common stock, or other property in trusts or make other arrangements to provide for payment of our obligations under the plan. The plan administrator may condition any payment relating to an award on the withholding of taxes and may provide that a portion of any shares of our common stock or other property to be distributed will be withheld (or previously acquired shares of our common stock or other property be surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under the plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution or to a designated beneficiary upon the participant’s death, except that the plan administrator may, in its discretion, permit transfers of nonqualified stock options for estate planning or other purposes subject to any applicable restrictions under Rule 16b-3 under the Securities Exchange Act of 1934.

The plan administrator may grant awards in exchange for other awards under the plan or under other of our compensation plans, or other rights to payment from us, and may grant awards in addition to or in tandem with such other awards or rights. In addition, the plan administrator may cancel awards granted under the plan in exchange for a payment of cash or other property. The terms of any exchange of or purchase of an award will be determined by the plan administrator in its sole discretion.

Acceleration of Vesting; Change in Control

The plan administrator may, in its discretion, accelerate the vesting, exercisability, lapsing of restrictions, or expiration or deferral of any award, including if we undergo a “change in control,” as defined in the plan. In addition, the plan administrator may provide in an award agreement or employment agreement that the performance goals relating to any performance-based award will be deemed to have been met upon the occurrence of any “change in control.” The plan administrator may, in its discretion and without the consent of the participant, either (i) accelerate the vesting of all awards in full or as to some percentage of the award to a date prior to the effective date of the “change in control;” or (ii) provide for a cash payment in exchange for the termination of an award or any portion of an award where such cash payment is equal to the fair market value of the shares that the participant would receive if the award were fully vested and exercised as of such date, less any applicable exercise price. The plan administrator will determine whether each award is assumed, continued, substituted, or terminated. In connection with a “change in control,” we may assign to the acquiring or successor company any repurchase rights associated with any awards, and the plan administrator may provide that any repurchase rights held by us associated with such awards will lapse in whole or in part contingent upon the “change in control.”

In the event of a “corporate transaction” (as defined in the plan), the acquiror may assume or substitute for each outstanding stock award. If the acquiror does not assume or substitute for an outstanding stock option, such stock option will terminate immediately prior to the close of such corporate transaction to the extent the option is not exercised.

Amendment and Termination

Our Board of Directors may amend, alter, suspend, discontinue, or terminate the plan or the plan administrator’s authority to grant awards without further stockholder approval, except stockholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or quotation system on which shares of our common stock are then listed or quoted. Stockholder approval will not be deemed to be required under laws or regulations, such as those relating to ISOs, that condition favorable treatment of participants on such approval, although our Board of Directors may, in its discretion, seek stockholder approval in any circumstance in which it deems such approval advisable. Unless earlier terminated by our Board of Directors, the plan will terminate on the later of (i) 10 years after its adoption by our Board of Directors, and (ii) the date an increase in the number of shares reserved for issuance under the plan is approved by the Board (so long as such increase is also approved by the stockholders). In addition, the plan will terminate at such time as no shares of our common stock remain available for issuance under the plan and we have no further rights or obligations with respect to outstanding awards under the plan. Amendments to the plan or any award require the consent of the affected participant if the amendment has a material adverse effect on the participant.

Federal Income Tax Consequences of Awards

The information set forth below is a summary only and does not purport to be complete. In addition, the information is based upon current federal income tax rules, and therefore is subject to change when those rules change. Moreover, because the tax consequences to any recipient may depend on his particular situation, each recipient should consult the recipient’s tax advisor regarding the federal, state, local, and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award. The plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

Nonqualified Stock Options

Generally, there is no taxation upon the grant of a nonqualified stock option. On exercise, an optionee will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the stock over the exercise price. If the optionee is our employee or an employee of an affiliate, that income will be subject to withholding tax. The optionee’s tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and the optionee’s capital gain holding period for those shares will begin on that date.

Subject to the requirement of reasonableness, the provisions of Section 162(m), and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the optionee.

Incentive Stock Options

The plan provides for the grant of stock options that qualify as “incentive stock options,” which we refer to as ISOs, as defined in Section 422 of the Code. Under the Code, an optionee generally is not subject to ordinary income tax upon the grant or exercise of an ISO. In addition, if the optionee holds a share received on exercise of an ISO for at least two years from the date the option was granted and at least one year from the date the option was exercised, which we refer to as the Required Holding Period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss.

If, however, an optionee disposes of a share acquired on exercise of an ISO before the end of the Required Holding Period, which we refer to as a Disqualifying Disposition, the optionee generally will recognize ordinary income in the year of the Disqualifying Disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the option, the amount of ordinary income recognized by the optionee will not exceed the gain, if any, realized on the sale. If the amount realized on a Disqualifying Disposition exceeds the fair market value of the share on the date of exercise of the option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an ISO exceeds the exercise price of that option generally will be an adjustment included in the optionee’s alternative minimum taxable income for the year in which the option is exercised. If, however, there is a Disqualifying Disposition of the share in the year in which the option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. If there is a Disqualifying Disposition in a later year, no income with respect to the Disqualifying Disposition will be included in the optionee’s alternative minimum taxable income for that year. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the option is exercised.

We are not allowed an income tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired on exercise of an ISO after the Required Holding Period. However, if there is a Disqualifying Disposition of a share, we are allowed a deduction in an amount equal to the ordinary income includible in income by the optionee, provided that amount constitutes an ordinary and necessary business expense for us and is reasonable in amount, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Stock Awards

Generally, the recipient of a stock award will recognize ordinary compensation income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is not vested when it is received (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days of his or her receipt of the stock award, to recognize ordinary compensation income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient in exchange for the stock.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired as stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested.

Subject to the requirement of reasonableness, the provisions of Section 162(m), and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.

Stock Appreciation Rights

We may grant stock appreciation rights separate from any other award, which we refer to as stand-alone stock appreciation rights, or in tandem with options, which we refer to as tandem stock appreciation rights, under the plan.

With respect to stand-alone stock appreciation rights, if the recipient receives the appreciation inherent in the stock appreciation rights in cash, the cash will be taxable as ordinary compensation income to the recipient at the time that the cash is received. If the recipient receives the appreciation inherent in the stock appreciation rights in shares of stock, the recipient will recognize ordinary compensation income equal to the excess of the fair market value of the stock on the day it is received over any amounts paid by the recipient for the stock.

With respect to tandem stock appreciation rights, if the recipient elects to surrender the underlying option in exchange for cash or shares of stock equal to the appreciation inherent in the underlying option, the tax consequences to the recipient will be the same as discussed above relating to the stand-alone stock appreciation rights. If the recipient elects to exercise the underlying option, the recipient will be taxed at the time of exercise as if he or she had exercised a nonqualified stock option (discussed above).

Subject to the requirement of reasonableness, the provisions of Section 162(m), and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

Section 162 Limitations

Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to stock awards, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year. For purposes of Section 162(m), the term “covered employee” means our Chief Executive Officer and our four highest compensated officers as of the end of a taxable year as disclosed in our filings with the SEC.

Certain kinds of compensation, including qualified “performance-based” compensation, are disregarded for purposes of the Section 162(m) deduction limitation. In accordance with Treasury regulations issued under Section 162(m), compensation attributable to certain stock awards will qualify as performance-based compensation if the award is granted by a committee of the Board of Directors consisting solely of “outside directors” and the stock award is granted (or exercisable) only upon the achievement (as certified in writing by the committee) of an objective performance goal established in writing by the committee while the outcome is substantially uncertain, and the material terms of the plan under which the award is granted is approved by stockholders. A stock option or stock appreciation right may be considered “performance-based” compensation as described in the previous sentence or by meeting the following requirements: the incentive compensation plan contains a per-employee limitation on the number of shares for which stock options and stock appreciation rights may be granted during a specified period, the material terms of the plan are approved by the stockholders, and the exercise price of the option or right is no less than the fair market value of the stock on the date of grant.

The regulations under Section 162(m) require that the directors who serve as members of the committee must be “outside directors.” The plan provides that directors serving on the committee must be “outside directors” within the meaning of Section 162(m). This limitation would exclude from the committee directors who are (i) our current employees or those of one of our affiliates, (ii) our former employees or those of one of our affiliates who receive compensation for past services (other than benefits under a tax-qualified pension plan), (iii) our current and former officers or those of one of our affiliates, (iv) directors currently receiving direct or indirect remuneration from us or one of our affiliates in any capacity other than as a director, and (v) any other person who is not otherwise considered an “outside director” for purposes of Section 162(m). The definition of an “outside director” under Section 162(m) is generally narrower than the definition of a “non-employee director” under Rule 16b-3 of the Exchange Act.

Section 409A of the Code

Awards of stock options, restricted stock, performance awards, and stock appreciation rights may, in some cases, result in deferral of compensation that is subject to the requirements of Section 409A of the Code. Generally, to the extent that deferrals of these awards fail to meet the requirements of Section 409A, these awards may be subject to immediate taxation and penalties. All Awards granted under the 2006 Plan will be designed and administered in such manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Code.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock on April 15, 2010, except as indicated, by (1) each director and each named executive officer of our company, (2) all directors and executive officers of our company as a group, and (3) each person known by us to own more than 5% of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of April 15, 2010, are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Percentage of beneficial ownership is based upon 21,836,951 shares of common stock outstanding as of April 15, 2010.

Except as otherwise indicated and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name.

Beneficial Owner (1)	Number of Shares Beneficially Owned		Percent Beneficially Owned
Directors and Executive Officers:
David Zinberg	9,198,103	(2)	32.8%
Lawrence Y. Kong	717,500	(3)	3.2
Claudia Y. Liu	717,500	(4)	3.2
Leon Kuperman	194,593	(5)	*
Peter G. Hanelt	87,355	(6)	*
Man Jit Singh	53,750	(7)	*
Garry Itkin	415,000	(8)	1.9
Directors and executive officers as a group (seven persons)	10,666,301		37.5

5% Stockholders:

Marina Zinberg	6,606,916	(9)	30.3

Saied Aframian	1,267,956	(10)	5.8

(1)  Except as otherwise indicated, each officer, director, or 5% stockholder may be reached at our company’s address at Bidz.com, Inc., 3562 Eastham Drive, Culver City, California 90232.

(2)  Includes 6,230,000 shares issuable upon exercise of vested stock options, and 150,000 shares underlying restricted stock awards which have not yet vested and 31,660 shares which have vested.

(3)  Includes 100,000 shares held by Mr. Kong; 347,500 shares issuable upon exercise of vested stock options (247,500 options held by Mr. Kong and 100,000 options held by Ms. Liu, Mr. Kong’s spouse); 112,500 shares underlying restricted stock awards which have not yet vested and 22,500 shares which have vested; and 112,500 shares underlying restricted stock awards held by Ms. Liu which have not yet vested and 22,500 shares which have vested.

(4)  Includes 112,500 shares underlying restricted stock awards which have not yet vested and 22,500 shares which have vested; 100,000 shares held by Mr. Kong, Ms. Liu’s spouse; 347,500 shares issuable upon exercise of vested stock options (247,500 options held by Mr. Kong and 100,000 options held by Ms. Liu); and 112,500 shares underlying restricted stock awards held by Mr. Kong which have not yet vested and 22,500 shares which have vested.

(5)  Includes 1,000 shares held by Mr. Kuperman; 58,000 shares issuable upon exercise of vested stock options; and 112,500 shares underlying restricted stock awards which have not yet vested, and 23,093 shares which have vested.

(6)  Mr. Hanelt held 87,355 shares, including 10,000 shares underlying restricted stock awards which have not yet vested.

(7)  Mr. Singh held 53,750 shares, including 8,750 shares underlying restricted stock awards which have not yet vested.

(8)  Mr. Itkin held 415,000 shares, including 8,750 shares underlying restricted stock awards which have not yet vested.

(9)  Marina Zinberg is the sister of David Zinberg.

(10) Mr. Aframian is a manager of LA Jewelers Inc., one of our principal suppliers. The address for Mr. Aframian is c/o LA Jewelers Inc., 640 S. Hill St. Suite #354, Los Angeles, California 90014.

*  less than 1%

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions With Mr. Zinberg’s Daughter

During the twelve months ended December 31, 2008 and 2009, we recorded $0 and $2.4 million, respectively, in wholesale merchandise sales to a customer that is owned by Daniella Zinberg, the daughter of our Chief Executive Officer, David Zinberg. There was no accounts receivable due from this customer as of December 31, 2009. We believe these transactions to be on terms consistent with those provided to unrelated third parties.

Relationship with LA Jewelers

LA Jewelers, Inc. was one of the first suppliers to extend us payment terms to purchase our inventory. We purchased approximately 11.9%, 9.9%, and 6.2% of our merchandise in 2007, 2008, and 2009, respectively, from LA Jewelers, where one of its managers is a stockholder who beneficially owns approximately 5.8% of our outstanding common stock as of April 30, 2010. The accounts payable balances due to LA Jewelers were $1.4 million and $1.5 million as of December 31, 2008 and 2009, respectively. All business with LA Jewelers is conducted at arm’s length and the purchase price, terms and conditions that have been negotiated are competitive with the market and other suppliers.

Family Relationships

Claudia Y. Liu, our Chief Operating Officer, is the wife of Lawrence Y. Kong, our Chief Financial Officer. Ms. Liu and Mr. Kong are not in a reporting position to each other and both Ms. Liu and Mr. Kong report to the Chief Executive Officer.

Marina Zinberg, who is a Vice President and beneficially owns 30.1% of our outstanding shares of common stock, is the sister of David Zinberg, our Chief Executive Officer.  During 2009, we paid Ms. Zinberg a salary of $100,000. Ms. Zinberg, who was formerly our corporate secretary and treasurer, reports to Mr. Zinberg.

Review, Approval or Ratification of Transactions with Related Persons

Our Corporate Governance Principles and Code of Conduct require that every employee avoid situations where loyalties may be divided between our interests and the employee’s own interests. Employees and directors must avoid conflicts of interests that interfere with the performance of their duties or are not in our best interests.

Pursuant to its written charter, the Audit Committee reviews and approves all related-party transactions as such term is used by SFAS No. 57 Related Party Disclosures, or as otherwise required to be disclosed in our financial statements or periodic filings with the SEC, other than compensation, including the grant of stock options and restricted stock awards authorized by the Board or any committee thereof. Related party transactions include transactions between us, our executive officers and directors, beneficial owners of five percent or greater of our securities, and all other related persons specified under Item 404 of Regulation S-K promulgated by the SEC. We have adopted written policies and procedures regarding the identification of related parties and transactions, and the approval process. The Audit Committee considers each proposed transaction in light of the specific facts and circumstances presented, including but not limited to the risks, costs and benefits to us and the availability from other sources of comparable services or products.

PERFORMANCE GRAPH

The following line graph compares cumulative total stockholder returns for the period from May 1, 2007 through December 31, 2009 for (1) our common stock; (2) the NASDAQ Composite (U.S.) Index; and (3) the NASDAQ Internet Index.

Company/index	5/1/2007	6/30/2007	9/30/2007	12/31/2007
BIDZ	0	3%	70%	14%
NASDAQ	0	3%	7%	5%
NASDAQ - Internet (QNET)	N/A	N/A	0%	-3%

Company/index	3/31/2008	6/30/2008	9/30/2008	12/31/2008
BIDZ	6%	10%	10%	-42%
NASDAQ	-10%	-9%	-17%	-38%
NASDAQ - Internet (QNET)	-15%	-14%	-27%	-48%

Company/index	3/31/2009	6/30/2008	9/30/2009	12/31/2009
BIDZ	-49%	-64%	-56%	-75%
NASDAQ	-40%	-28%	-16%	-10%
NASDAQ - Internet (QNET)	-43%	-27%	-10%	-1%

AUDIT COMMITTEE REPORT

The purpose of our Audit Committee is to assist the oversight of our Board of Directors in monitoring and confirming the integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, and the qualifications, independence, and performance of Stonefield Josephson, Inc., our company’s independent registered public accounting firm and independent auditor. This report of our Audit Committee is required by the Securities and Exchange Commission and, in accordance with the Commission’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act of 1933 or the Securities Exchange Act of 1934.

The primary responsibilities of the committee include overseeing our company’s accounting and financial reporting process and audits of the financial statements of our company on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent auditor is responsible for auditing the financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. In fulfilling its oversight responsibilities, during fiscal year 2009, the committee met and held discussions with management and our independent auditor. Management has represented to the committee that our company’s financial statements were prepared in accordance with U.S. generally accepted accounting principles and the committee has reviewed and discussed the financial statements with management and our independent auditor. The committee has discussed management’s assessment of internal control over financial reporting as well as the report of our independent auditor on their audit of internal control over financial reporting as of December 31, 2009. The committee has discussed with the independent auditor the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), The Auditor’s Communication With Those Charged With Governance, as adopted by the PCAOB in Rule 3200T. The committee has also received the written disclosures and the letter from our independent auditor required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the PCAOB in Rule 3600T, and has discussed with our independent auditor the independent auditor’s independence.

Based on the reviews and discussions referred to above, the committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.

Respectfully submitted,

The Audit Committee

Peter G. Hanelt, Chairman

Man Jit Singh

Garry Y. Itkin

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

The firm of Stonefield Josephson, Inc., an independent registered public accounting firm, has audited the financial statements of our company for the fiscal years ended December 31, 2007, 2008, and 2009. We have appointed Stonefield Josephson, Inc. to audit our consolidated financial statements for the fiscal year ending December 31, 2010 and recommend that the stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. The Board of Directors anticipates that representatives of Stonefield Josephson, Inc. will be present at the meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

The Board of Directors recommends a vote “FOR” ratification of the appointment of Stonefield Josephson, Inc. as independent auditor.

Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees

Aggregate fees billed to our company for the fiscal years ended December 31, 2008 and 2009 by Stonefield Josephson, Inc., are as follows:

Audit Fees

The aggregate fees for professional services rendered by Stonefield Josephson, Inc., for the fiscal year ended December 31, 2009 were $678,000 for the audit of our annual financial statements contained in our annual report on Form 10-K for 2009, and for the review of our financial statements included in our Form 10-Q for the quarters ended March 31, 2009, June 30, 2009, and September 30, 2009. The aggregate fees for professional services rendered by our auditors, Stonefield Josephson, Inc. for the fiscal year ended December 31, 2008 were $673,000 for the audit of our annual financial statements contained in our annual report on Form 10-K for 2008, and for the review of our financial statements included in our Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008.

Audit-Related Fees

The aggregate fees billed during the fiscal years ended December 31, 2009 and December 31, 2008, for assurance and related services by Stonefield Josephson, Inc. were $678,000 and $673,000, respectively.

Tax Fees

The aggregate fees billed during the fiscal years ended December 31, 2009, and December 31, 2008, respectively, for tax compliance, tax advice and tax planning by Stonefield Josephson, Inc. were  $0.

All Other Fees

For our fiscal year ended December 31, 2009, there were additional fees paid to Stonefield Josephson, Inc. in the amount of $42,000 in connection with the SEC’s compliance and subpoena. No additional fees were paid for our fiscal year ended December 31, 2008.

Audit Committee Pre-Approval Policies

The charter of our Audit Committee provides that the duties and responsibilities of our Audit Committee include the approval in advance of any significant audit or non-audit engagement or relationship with the independent auditor, and other services permitted by law or applicable SEC regulations (including fee and cost ranges) to be performed by our independent auditor. All of the services provided by Stonefield Josephson, Inc. described above under the captions “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” were approved by our Audit Committee pursuant to our Audit Committee’s pre-approval policies.

ANNUAL REPORT

We undertake, on written request, and without charge, to provide each person from whom the accompanying Proxy is solicited with a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the Securities and Exchange Commission, including the financial statements and notes thereto. Copies of the exhibits not included in the Form 10-K will also be available, on written request, at the Company’s cost.  In addition, these documents can be downloaded from the Securities and Exchange Commission website at: www.sec.gov.  Written requests should be addressed to Bidz.com, Inc., 3562 Eastham Drive, Culver City, California 90232, Attention: Secretary.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10 percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Commission.  Executive officers, directors and greater than 10 percent stockholders are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. A December, 2009 Form 4 filing reporting sales of common stock in December, 2009, by David Zinberg, our Chief Executive Officer, was not timely, and a March, July and December, 2009 Form 4 filing by Marina Zinberg, a 10 percent stockholder, were not timely filed. Otherwise, based solely on our review of the copies of such filings in our possession and written representations from our executive officers and directors, we believe that our executive officers, directors and 10 percent stockholders made all necessary filings under Section 16(a) during fiscal year 2009.

SAFE HARBOR STATEMENT

This Proxy Statement may contain forward-looking statements.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and may relate to, but are not limited to, expectations of future operating results or financial performance, capital expenditures, introduction of new products, regulatory compliance, plans for growth and future operations, as well as assumptions relating to the foregoing.  Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified.  These statements are only expectations.  Actual events or results may differ materially.  We believe that it is important to communicate our future expectations to our stockholders.  However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements.  Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we do not plan to publicly update or revise any forward-looking statements after we distribute this Proxy Statement, whether as a result of any new information, future events, or otherwise.  Stockholders should not place undue reliance on our forward-looking statements.

PROPOSALS OF STOCKHOLDERS FOR 2010 ANNUAL MEETING

Any stockholder that wishes to present any proposal for stockholder action at our annual meeting of stockholders to be held in 2011 must notify us at our offices at 3562 Eastham Drive, Culver City, California 90232, no later than December 22, 2010, in order for the proposal to be included in our proxy statement and form of proxy relating to that meeting.  Under our bylaws, stockholders must follow certain advance notice procedures to nominate persons for election as director or to introduce an item of business at an annual meeting of stockholders.  Proposals submitted by stockholders must set forth (i) a description of the business desired to be brought before the meeting; (ii) the stockholder’s name and address as they appear on the Company’s records; (iii) the number of shares of common stock beneficially owned by the stockholder; and (iv) any material interest of the stockholder in such business.

OTHER MATTERS

As of the date of this Proxy Statement, our Board of Directors knows of no other business that will be presented for consideration at the meeting. If any other business properly comes before the meeting, the proxy holders intend to vote the proxies as recommended by our Board of Directors.

Dated: April 30, 2010

By Order of the Board of Directors,

/s/ Lawrence Y. Kong
Lawrence Y. Kong,
Secretary

0 14475 BIDZ.COM, INC. Proxy for Annual Meeting of Stockholders on June 3, 2010 Solicited on Behalf of the Board of Directors As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card. The undersigned hereby appoints David Zinberg and Lawrence H. Kong, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Bidz.com, Inc., to be held June 3, 2010 at 3562 Eastham Drive, Culver City, California 90232, and at any adjournments or postponements thereof, as follows: (Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF BIDZ.COM, INC. June 3, 2010 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement, Proxy Card are available at http://investors.bidz.com Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. ELECTION OF DIRECTORS: O Peter G. Hanelt Class I Director O David Zinberg Class I Director 2. RATIFICATION OF APPOINTMENT OF STONEFIELD JOSEPHSON, INC. AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2010. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the nominees in proposal 1 and FOR proposal 2. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. 20230000000000000000 0 060310

Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. ELECTION OF DIRECTORS: Peter G. Hanelt Class I Director David Zinberg Class I Director 2. RATIFICATION OF APPOINTMENT OF STONEFIELD JOSEPHSON, INC. AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2010. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the nominees in proposal 1 and FOR proposal 2. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ANNUAL MEETING OF STOCKHOLDERS OF BIDZ.COM, INC. June 3, 2010 INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. PROXY VOTING INSTRUCTIONS Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 20230000000000000000 0 060310 COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of meeting, proxy statement and proxy card are available at http://investors.bidz.com